EXHIBIT 5.1

Opinion of Holland & Knight LLP

February 11, 2014

Environmental Solutions Worldwide, Inc.

200 Progress Drive

Montgomeryville, PA 18936

Ladies and Gentlemen:

We have acted as special counsel to Environmental Solutions Worldwide, Inc., a Florida corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance by the Company to its stockholders of non-transferable subscription rights (the “Rights”), entitling the holders thereof to purchase up to an aggregate principal amount of $4,596,929 10% Senior Secured Convertible Promissory Notes due 2018 (the "Notes") of the Company (the “Rights Offering”), with each subscription right entitling its holder to purchase $80.53 principal amount of Notes, payable in cash. The Registration Statement relates to the Notes issuable upon exercise of the Rights and 152,899 shares (the “Rights Shares”) of common stock, par value $0.001 per share (the “Common Stock”) that may be issued upon  conversion of the Notes, or in lieu of cash interest payment thereof. The Notes and the Rights Shares are collectively referred to herein as the “Securities.”

In so acting, we have examined such documents, including (i) the Registration Statement and prospectus included therein (the “Prospectus”), (ii) the Articles of Incorporation of the Company, as amended from time to time, (iii) the By-laws of the Company, (iv) a specimen certificate representing the Common Stock; (v) a specimen certificate representing the Rights, (vi) a specimen Note, (vii) the resolutions of the Board of Directors of the Company in connection with the approval of the issuance of the Securities and (viii) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on our examination mentioned above, we are of the opinion that:

1.  The Notes have been duly authorized by the Company and, when issued and delivered against payment therefor upon due exercise of the Rights as contemplated in the Prospectus, the Notes will have been validly issued and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity including principles of materiality, commercial reasonableness, good faith and fair dealing and applicable law relating to fiduciary duties (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) the discretion of any court before which any proceeding in respect of the Notes may be brought.

2. The Rights Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Notes, or in lieu of cash interest on the Notes, as contemplated in the Prospectus, the Rights Shares will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

The foregoing opinion in paragraph 1 is limited to the laws of the States of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York) and Florida and the federal laws of the United States of America.  The foregoing opinion in paragraph 2 is based as to matters of law solely on the Florida Business Corporation Act and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP